                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)
                       United Asset Management Corporation

                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    909420101
                                 (CUSIP Number)

                              Steven J. Greenfield
                          Allen & Company Incorporated

           711 Fifth Avenue, New York, New York 10022, (212) 832-8000
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               September 13, 1995
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Page 1 of 11

                                 SCHEDULE 13D

----------------------                                      ------------------
CUSIP No.909420101                                          Page 2 of 11 Pages
----------------------                                      ------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Allen Holding Inc.
   13-3311050
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   N/A
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,264,494
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.2%
 -------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     HC
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
222 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                         --------------------
CUSIP No.909420101                                          Page 3 of 11 Pages
-------------------                                         --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Allen & Company Incorporated
   13-6176976
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
     1,116,194
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     1,116,194
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,116,194
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.7%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO,BD
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No.909420101                                     Page 4 of 11 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Allen Value Partners L.P.
   13-3479482
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
     132,476
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
        0
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     132,476
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
        0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     132,476
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     less than 1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No.909420101                                     Page 5 of 11 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Allen Value Limited
   N/A
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Bermuda
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
        15,824
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
        15,824
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        15,824
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     less than 1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No.909420101                                     Page 6 of 11 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Herbert A. Allen

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
     N/A
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
        176,480
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
           0
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
        176,480
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        176,480
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     less than 1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No.909420101                                     Page 7 of 11 Pages
-------------------                                    --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Philip Scaturro

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
        62,163
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
        62,163
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        62,163
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     less than 1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No.909420101                                     Page 8 of 11 Pages
-------------------                                    --------------------

     The Reporting Persons, consisting of ACI, AVP, AVL, AHI, Herbert A. Allen and Philip Scaturro, hereby amend their Schedule 13D relating to the Common Stock, par value $0.01 per share, of United Asset Management Corporation as set forth below.

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on September 19, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number of Shares that were reported to be outstanding in the Issuer's Form 10-Q for the quarter ended June 30, 1995.

                                 SCHEDULE 13D

-------------------                                    --------------------
CUSIP No.909420101                                     Page 9 of 11 Pages
-------------------                                    --------------------


================================================================================
        Name             Shares of Common Stock(1)          Percentage
--------------------------------------------------------------------------------
Allen & Company Incorporated          1,116,194(2)             3.7%
--------------------------------------------------------------------------------
Allen Value Partners, L.P.              132,476            less than 1%
--------------------------------------------------------------------------------
Allen Value Limited                      15,824            less than 1%
--------------------------------------------------------------------------------
Allen Holding, Inc.                   1,264,494(3)            4.2%
--------------------------------------------------------------------------------
Herbert A. Allen                        176,480(4)         less than 1%
--------------------------------------------------------------------------------
Philip Scaturro                          62,163(5)         less than 1%
================================================================================

(1) Unless otherwise indicated, the amounts shown are owned directly by the named reporting persons.

(2) This amount does not include shares of Common Stock beneficially owned by individual members of the Allen family or trusts for their benefit or officers and directors of Allen & Company Incorporated.

(3)    Consists of shares of Common Stock held directly by Allen & Company
       Incorporated, Allen Value Partners L.P. and Allen Value Limited.

(4) This amount does not include 25,247 shares of Common Sock held by a relative of Mr. Allen over whose account Mr. Allen may exercise control under a power of attorney. Includes 9,800 shares held by a not-for-profit organization of which Mr. Allen is a Trustee.

(5) This amount includes 8,800 shares of Common Stock held by a not-for-profit corporation of which Mr. Scaturro is Sole Director, President, Secretary and Treasurer and over which Mr. Scaturro has the sole power to vote or to direct the vote and the sole power to dispose or direct the disposition of these shares, and includes 18,231 shares of Common Stock issuable pursuant to currently exercisable stock options granted to Mr. Scaturro as a director of the Issuer.

                                 SCHEDULE 13D

-------------------                           --------------------
CUSIP No.909420101                            Page 10 of 11 Pages
-------------------                           --------------------


       (c) The following table sets forth the transactions effected by each of the Reporting Persons since the Reporting Persons' last Schedule 13D relating to the Issuer. Unless otherwise noted, each of the transactions set forth below reflects a sale effected by means of trades on the New York Stock Exchange.




Trade       Price Per
Date        Share ($)   AHI     ACI      AVP      AVL      HAA      PS
---------------------------------------------------------------------------------

9/11        41.0625      0       0       17,866   2,134     0        0
---------------------------------------------------------------------------------
9/13        41.2700      0       0        8,933   1,067     0        0
---------------------------------------------------------------------------------
9/14        41.1198      0       0       19,206   2,294     0        0
---------------------------------------------------------------------------------
9/15        40.5894      0       0       17,866   2,134     0        0
---------------------------------------------------------------------------------
9/18        40.335       0       0        8,933   1,067     0        0
---------------------------------------------------------------------------------
9/19        40.217       0       0       22,333   2,667     0        0
---------------------------------------------------------------------------------

------------

(e) On September 19, 1995, the Reporting Persons, in the aggregate, ceased to be the beneficial owners of five percent or more of the Issuers Common Stock. This filing is thus a final filing.


                                                  Page 11 of 11 Pages



       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: September 21, 1995


Allen & Company Incorporated


  By:  ____________________________
           Steven J. Greenfield
           Vice President

Allen Value Partners L.P.

  By:  Allen Philton L.P.
       General Partner

  BY:  Allen Value, Inc.
       General Partner


  By:  ____________________________
           Steven J. Greenfield
           Vice President

Allen Holding, Inc.


  By:  ____________________________
           Steven J. Greenfield
           Vice President

Allen Value Limited

  By:  ____________________________
           Steven J. Greenfield
           President

       ____________________________
           Herbert A. Allen

       ____________________________
           Philip A. Scaturro

                                                  Page 11 of 11 Pages



       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: September 21, 1995


Allen & Company Incorporated


  By:  /s/Steven J. Greenfield
      ----------------------------
          Steven J. Greenfield
          Vice President

Allen Value Partners L.P.

  By:  Allen Philton L.P.
       General Partner

  BY:  Allen Value, Inc.
       General Partner


  By:  /s/Steven J. Greenfield
       ----------------------------
          Steven J. Greenfield
          Vice President

Allen Holding, Inc.


  By:  /s/Steven J. Greenfield
       -----------------------------
         Steven J. Greenfield
         Vice President

Allen Value Limited


  By:  /s/Steven J. Greenfield
       ------------------------------
          Steven J. Greenfield
          President

       /s/Herbert A. Allen
       -------------------------------
          Herbert A. Allen

       /s/Philip A. Scaturro
       -------------------------------
          Philip A. Scaturro